UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 19, 2019

CITRIX SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)
Delaware	0-27084	75-2275152
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices) (Zip Code)

Telephone: (954) 267-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.02  Results of Operations and Financial Condition.

The information under this Item 2.02, including the press release and first quarter earnings letter attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

On April 24, 2019, Citrix Systems, Inc. (the “Company”) announced its financial results for the quarter ended March 31, 2019 by issuing a press release and first quarter earnings letter.  Copies of the press release and the first quarter earnings letter are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated into this Item 2.02 by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2019, Andrew H. Del Matto resigned from his role as Executive Vice President and Chief Financial Officer of the Company, effective April 26, 2019, to pursue another opportunity in California.  The Company will conduct a search for a new Chief Financial Officer, considering both internal and external candidates.

On April 23, 2019, the Board of Directors of the Company appointed Jessica Soisson as Interim Chief Financial Officer of the Company, effective as of April 24, 2019; and in such capacity, Ms. Soisson will succeed Mr. Del Matto as the “principal financial officer” of the Company for purposes of filings with the U.S. Securities and Exchange Commission (the “SEC”).  There are no arrangements or understandings between Ms. Soisson and any other person with respect to the appointment described above.  Ms. Soisson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Soisson, age 45, has served as the Company’s Vice President, Corporate Controller and “principal accounting officer” for purposes of filings with the SEC since April 2016 and has served as Chief Accounting Officer since February 2017. Previously, Ms. Soisson served as the Company’s Group Director of Worldwide Revenue Operations from July 2010 to April 2016. From May 2005 to July 2010, Ms. Soisson served as the Company’s Corporate Controller, Corporate Accounting.

In connection with her appointment as Interim Chief Financial Officer of the Company, Ms. Soisson will enter into both an Executive Agreement and an Indemnification Agreement with the Company in the forms previously approved for executive officers of the Company.  A summary of the form of Executive Agreement is set forth in the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017 under the caption “Senior Executive Agreements,” which summary is incorporated herein by reference.  The form of Executive Agreement was included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017.  The form of Indemnification Agreement, which generally provides, among other matters, for the Company to indemnify the executive officer to the fullest extent permitted by law and advance to the executive officer all related expenses (subject to reimbursement if it is subsequently determined that indemnification is not permitted), was included as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

In addition, the Compensation Committee of the Board of Directors approved (i) an increase in Ms. Soisson’s annual base salary from $350,000 to $530,000, and (ii) an increase in Ms. Soisson’s target annual variable cash compensation opportunity from 50% to 90% of her annual base salary, effective April 24, 2019 and until such time as she is no longer serving as Interim Chief Financial Officer. Ms. Soisson will also receive a restricted stock unit award with an aggregate value of $1,500,000, which will vest annually over a three-year period.

In connection with his departure from the Company and in order to provide an orderly transition, the Company entered into a letter agreement with Mr. Del Matto.  Pursuant to the letter agreement, subject to  Mr. Del Matto’s agreement to provide consulting and transitional support for a one-month period following the date of termination of his employment and to sign a separation and release agreement in substantially the form attached to his existing Executive Agreement with the Company, 10,038 time-based restricted stock units previously granted to Mr. Del Matto will immediately accelerate and become nonforfeitable upon his separation and release agreement becoming irrevocable.

Item 8.01 Other Events.

On April 24, 2019, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.35 per share. This dividend is payable on June 21, 2019 to all shareholders of record at the close of business on June 7, 2019. Future dividends will be subject to Board approval.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press Release dated April 24, 2019 of Citrix Systems, Inc.

99.2*	First Quarter Earnings Letter dated April 24, 2019 of Citrix Systems, Inc.

*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Dated: April 24, 2019	By:	/s/ Antonio G. Gomes
		Name:	Antonio G. Gomes
		Title:	Executive Vice President and General Counsel

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